Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2017, except for the effects of the reverse stock split described in Note 10 to the consolidated financial statements, as to which the date is April 10, 2017, relating to the financial statements of Emerald Expositions Events, Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-217091). We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-217091).

/s/ PricewaterhouseCoopers LLP

Irvine, California

May 25, 2017